Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-127917, 333-41927, 33-56787, 333-42007, 333-67887, 333-92089, 333-68010, 333-106937, 333-98487, 333-46674, 333-120918, 333-134890, 333-143649, 333-151674 and 333-159414 on Forms S-8 and Registration Nos. 333-60350, 333-48841, 333-46676, and 333-187636 on Forms S-3 of Cousins Properties Incorporated of our report dated October 1, 2014, relating to the combined statement of revenues and certain operating expenses of Northpark Town Center for the year ended December 31, 2013 (which report on the combined statement of revenues and certain operating expenses expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement) appearing in this Current Report on Form 8-K of Cousins Properties Incorporated.

/s/ FRAZIER & DEETER, LLC

Atlanta, GA
October 1, 2014